Exhibit 10.2

OFFICEMAX INCORPORATED

Restricted Stock Unit Award Agreement

Elected Officers

This Restricted Stock Unit Award (the “Award”), is granted on February                       , 2006 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to <<insert name>> (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                      The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       You are hereby awarded a potential grant of <<insert #RSUs>> restricted stock units (your “Potential RSU Award”) at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

3.                                       Your Potential RSU Award shall be null and void if the fiscal years 2006 and 2007 Return on Net Assets (RONA), as calculated by OfficeMax in its sole discretion, does not reach a minimum criteria. For 2006 and 2007, the RONA minimum of <<insert >> % for each year must be reached or the RSU award shall be null and void.

4.                                       Once the RONA in 3 above has been met, the sum of OfficeMax’s reported Earnings Before Interest and Taxes (“EBIT” ) for its 2006 and 2007 fiscal years as calculated by OfficeMax in its sole discretion, must equal at least $ <<insert >>  (the “EBIT Minimum”).

5.                                       If OfficeMax achieves the RONA and EBIT Minimums, then your Potential RSU Award with one half being adjusted based upon OfficeMax’s 2006 Return on Sales (“ROS”) as described below and the other half being adjusted based upon OfficeMax’s 2007 ROS. ROS means the ratio of reported operating profit to reported Net Sales, expressed as a percentage, for OfficeMax during the relevant fiscal year, as calculated by OfficeMax in its sole discretion. “Net Sales” means the gross sales or revenues less returns, allowances, rebates, and coupons for OfficeMax, as calculated by OfficeMax in its sole discretion.

The first half of the Potential RSU Award shall be adjusted for 2006 ROS in accordance with the following chart and shall vest on February 8, 2008, and payable as soon as practical:

2006 Return on Sales	Percentage of Potential RSU Award (Based on Number of RSUs Granted at Target)
<<insert >>% or greater	<<insert >>%
<<insert >>%	<<insert >>%
<<insert >>%	<<insert >>%
< <<insert >>%	<<insert >>%

The second half of the Potential RSU Award shall be adjusted for 2007 ROS in accordance with the following chart and shall vest on February 8, 2009, and payable as soon as practical:

2007 Return on Sales	Percentage of Potential RSU Award (Based on Number of RSUs Granted at Target)
<<insert >>% or greater	<<insert >>%
<<insert >>%	<<insert >>%
<<insert >>%	<<insert >>%
< <<insert >>%	<<insert >>%

Where ROS falls between the numbers shown on the tables above, the Percentage of Potential RSU Award shall be calculated using straight-line interpolation.

6.                                       The restrictions on the restricted stock units earned (after application of paragraphs 3, 4 and 5 above) will lapse and the units will vest at the times set forth in paragraph 5, above.

a.                                       If your termination of employment occurs before February 8, 2008 and:  (i) you are involuntarily terminated not for “disciplinary reasons” as determined by the Company, (ii) you terminate employment as a result of death or total and permanent disability, or (iii) you voluntarily terminate employment and at the time of your termination you are at least age 55 and have at least 10 years of employment with OfficeMax, then the restrictions will lapse so that your restricted stock units shall vest in a pro rata manner as follows:

A.                                   A pro-rata portion of the percentage of the unvested units which would have otherwise vested February 8, 2008 based on the number of full months worked since the Award Date over 24 months, plus

B.                                     A pro rata portion of the percentage of unvested units which would have otherwise vested February 8, 2009 based on the number of full months worked since the Award Date over 36 months.

b.                                      If your termination of employment occurs between February 9, 2008, and February 8, 2009 and:  (i) you are involuntarily terminated not for “disciplinary reasons” as determined by the Company, (ii) you terminate employment as a result of death or total and permanent disability, or (iii) you voluntarily terminate employment and at the time of your termination you are at least age 55 and have at least 10 years of employment with OfficeMax, then the restrictions on the unvested units which would have otherwise vested February 8, 2009, will lapse based on the number of full months worked since February 9, 2008, over 12 months.

c.                                       Any units you receive under paragraphs 6.a or 6.b will be paid as soon as the Company’s relative achievement of the performance measures has been determined and applied to your Award as described in paragraphs 3, 4  and 5. Any unvested units remaining after payout will be forfeited.

d.                                      Upon your voluntary or involuntary termination for any other reason, all units not yet vested at the time of termination will be immediately forfeited.

7.                                       If you previously accepted an offer to relocate from OfficeMax’s Shaker Heights, Ohio location to OfficeMax’s Illinois location and you later rescind your acceptance, all units not yet vested at the time of such rescission will be immediately forfeited.

8.                                       In the event of a Change in Control (as defined in the Plan) prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Award Agreement, in which case the Award will vest according to the terms of the applicable Award Agreement. If the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination” (such term to be defined in an agreement providing specific benefits upon a change in control or in the Plan), the Restriction Period will lapse with respect to all units not vested at the time of the Change in Control or your termination (as applicable), and all units will vest immediately.

9.                                       The units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded units prior to vesting will result in the immediate forfeiture of the units.

10.                                 You will not receive dividends or dividend units on the awarded units. With respect to the awarded units, you are not a shareholder and do not have any voting rights.

11.                                 Vested restricted stock units will be paid to you in whole shares of OfficeMax common stock. Partial shares, if any, will be paid in cash.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before April              , 2006, or the Award will be forfeited. Return your executed Agreement to:  Pam Delaney, OfficeMax, 150 Pierce Road, Itasca, IL 60143, or fax your signed form to 630-438-2460.

OFFICEMAX INCORPORATED	AWARDEE

By:
Signature

Printed Name